Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-216450 and 333-213089) and Form S-8 (Nos. 333-216448, 333-211887, and 333-205334) of SeaSpine Holdings Corporation of our report dated March 3, 2017 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Diego, California
March 2, 2018